mwe.com

    September 22, 2020
Via Email

Healthcare Trust of America, Inc.
16435 N. Scottsdale Road, Suite 320
Scottsdale, Arizona 85254
    Re:    Status as a Real Estate Investment Trust
Dear Ladies and Gentlemen:
    You have requested our opinion concerning certain federal income tax considerations in connection with the issuance and sale by Healthcare Trust of America Holdings, LP, a Delaware limited partnership (the “Operating Partnership”), of $800.0 million aggregate principal amount of 2.000% Senior Notes due 2031 (the “Notes”), to be guaranteed by Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), pursuant to the prospectus (the “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) as part of the Post-Effective Amendment No. 1, dated as of September 5, 2019 (the “Post-Effective Amendment”), to the Registration Statement on Form S-3 (File No. 333-223172) filed with the SEC on February 23, 2018 (as amended by the Post-Effective Amendment, the “Registration Statement”), as supplemented by a preliminary prospectus supplement, dated September 14, 2020 and a final prospectus supplement, dated September 14, 2020 (together, the “Prospectus Supplement”).
    The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations) (the “Regulations”) and interpretations of the foregoing as expressed in court decisions, administrative determinations and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.
    In rendering our opinion we examined such records, certificates, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including the following: (1) the Registration Statement, the Prospectus and the Prospectus Supplement; (2) the Amended and Restated Agreement of Limited Partnership of the Operating Partnership; (3) the Fifth Articles of Amendment and Restatement of the Company, as amended; (4) the Company’s Annual Report on Form 10-K for the years ended December 31, 2007 through December 31, 2019; (5) records required by the Code and Treasury Regulations relating to stockholder ownership and fair value of assets, prepared by the Company for the year ended December 31, 2019; and (6) such other documents and information provided to us as we deemed relevant to our opinion.

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US practice conducted through McDermott Will & Emery LLP.
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    In addition, we have been provided with a certificate, dated September 28, 2020 (the “Officer’s Certificate”), executed by a duly appointed officer of the Company, as the corporation which is directly or indirectly serving as the sole corporate general partner of the Operating Partnership, setting forth certain factual representations relating to the formation and operation of the Company and its subsidiaries. Where the factual representations in the Officer’s Certificate involve terms defined in the Code, the Regulations, published rulings of the Internal Revenue Service (the “Service”) or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority. We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificate.
    For purposes of our opinion, although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not made an independent investigation of all of the facts set forth in such documents, the Officer’s Certificate, the partnership agreement for the Operating Partnership, the Registration Statement, the Prospectus or the Prospectus Supplement. We have consequently assumed, with your permission, (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) due execution and delivery of all such documents by all the parties thereto, (vii) the compliance of each party with all material provisions of such documents, and (viii) the accuracy and completeness of all records made available to us.

    We have also assumed for the purposes of this opinion that (i) the Company is validly organized, duly incorporated, and existing under the laws of the State of Maryland and in good standing in Maryland, (ii) the issuance of the Notes will be duly authorized and validly issued, (iii) the Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Delaware, (iv) each other subsidiary of the Company is duly organized and a validly existing limited liability company or corporation under the laws of its state of organization, (v) the transactions described in or contemplated by any of the aforementioned documents have been or will be consummated in accordance with the operative documents, (vi) the operative documents are enforceable in accordance with their terms, (vii) neither the Company nor any entity in which the Company owns a direct or indirect interest will make any amendments to its organizational documents after the date hereof that could adversely affect the Company’s ability to satisfy the requirements for qualification as a REIT, (viii) the Company has been and will continue to be organized and operated in the manner described in the Officer’s Certificate, the Registration Statement, the Prospectus, the Prospectus Supplement and the other relevant documents referred to above and (ix) the representations in the Officer’s Certificate are and will remain true, correct and complete and that all representations made “to the best of the knowledge and belief” of any person(s) or party(ies) or with similar qualification or that are qualified as
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September 22, 2020

to materiality are and will be true, correct and complete as if made without such qualification. Any material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions.
    Based on the foregoing, we are of the opinion that:
    1.    The Company has qualified for treatment as a real estate investment trust (“REIT”) under the Code for its taxable years ended December 31, 2007 through December 31, 2019 and the Company’s organization and current and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2020 and each taxable year thereafter.
    2.    The Operating Partnership has been since its formation, and continues to be, treated for United States federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation or as a publicly traded partnership.
    3.    The statements set forth in the Registration Statement, the Prospectus and the Prospectus Supplement under the captions “Material U.S. Federal Income Tax Considerations” and “Additional Material U.S. Federal Income Tax Considerations,” considered as a whole and insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and complete in all material respects.
    However, such sections of the Registration Statement, the Prospectus and the Prospectus Supplement are not exhaustive and do not purport to discuss any state or local tax considerations or all possible federal income tax considerations of the purchase, ownership and disposition of Notes or other securities. In addition, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders and the diversity of its stock ownership. McDermott Will & Emery LLP will not review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of the Company, the Operating Partnership and their subsidiaries, the sources of their income, the nature of their assets, the level of the Company’s distributions to stockholders and the diversity of its stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.
    Other than as expressly stated above, we express no opinion on any issue relating to the Company, the Operating Partnership, one or more of the other subsidiaries of the Company or to any investment therein. Furthermore, we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this letter, and we are not undertaking to update this letter after the date hereof.
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    In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act of 1933, as amended, we hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K dated on or about the date hereof. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

    Respectfully submitted,

    /s/ McDermott Will & Emery LLP

    McDermott Will & Emery LLP

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